EXHIBIT 99.1

Contacts: Foundry Networks Chief Financial Officer Tim Heffner 408.586.1700 theffner@foundrynet.com	Foundry Networks Treasurer Michael Iburg 408.586.1894 miburg@foundrynet.com	Financial Dynamics Investor Relations Jason Golz 415.439.4532 jgolz@fd-us.com

FOUNDRY NETWORKS FILES FORM 10-Q, WITH RESULTS FROM A
PREVIOUSLY ANNOUNCED LITIGATION SETTLEMENT

     San Jose, CA — November 9, 2004 — Foundry Networks™, Inc. (Nasdaq: FDRY), today filed its Quarterly Report on Form 10-Q (“Form 10-Q”) with the Securities and Exchange Commission (“the SEC”). Due to Foundry’s settlement of its patent litigation with Nortel Networks, Inc. (“Nortel”) on October 25, 2004, as announced on October 26, 2004, Foundry’s previously announced financial results for the three and nine months ended September 30, 2004 have been revised to include the effect of the settlement arrangement.

     Pursuant to the settlement arrangement, Foundry and Nortel cross-licensed certain technology and Foundry paid Nortel $35.0 million. Based on the results of a third-party valuation analysis, $30.2 million of the settlement consideration was allocated to prior periods and recorded as an operating expense in the quarter ended September 30, 2004, and the remaining $4.8 million was allocated to future periods and will be amortized over a four year period.

     Foundry’s revised financial results include a net loss of $3.6 million, or $0.03 per share, for the three months ended September 30, 2004, and net income of $31.3 million, or $0.22 per diluted share, for the nine months ended September 30, 2004. In its press release dated October 21, 2004, Foundry announced net income of $14.9 million, or $0.11 per diluted share, for the three months ended September 30, 2004, and net income of $49.8 million, or $0.35 per diluted share, for the nine months ended September 30, 2004. Please refer to Foundry’s Form 10-Q for further information regarding financial results for the three and nine months ended September 30, 2004.

About Foundry Networks

Foundry Networks, Inc. (Nasdaq: FDRY) is a leading provider of high-performance enterprise and Service Provider switching, routing and Web traffic management solutions including Layer 2/3 LAN switches, Layer 3 Backbone switches, Layer 4 - - 7 Web switches, wireless LAN and access points, access routers and Metro routers. Foundry’s 7,500 customers include the world’s premier ISPs, Metro Service Providers, and enterprises including e-commerce sites, universities, entertainment, health and wellness, government, financial, and manufacturing companies. For more information about the company and its products, call 1.888.TURBOLAN or visit www.foundrynetworks.com.